Exhibit 99.1

1950 Spectrum Circle, Suite 300
Marietta, GA 30067
1-888-502-BLUE
www.BlueLinxCo.com

FOR IMMEDIATE RELEASE

BlueLinx Announces 2020 Second Quarter Financial Results

MARIETTA, Ga., August 3, 2020 - BlueLinx Holdings Inc. (NYSE:BXC), a leading distributor of building and industrial products in the United States, today reported financial results for the fiscal second quarter ended June 27, 2020, and provided a business update and review of current market conditions related to the COVID-19 pandemic.

2020 Second Quarter Financial Highlights (all comparisons to prior year period)

•	Net sales of $699 million, compared to $706 million

•	Gross margin increased 110 basis points to 14.4%, compared to 13.3%

•	Net income of $7 million, compared to $6 million

•	Adjusted EBITDA of $31 million, compared to $25 million

•	Debt under the term loan and revolving credit facility reduced by $125 million

•	Excess availability and cash on hand of $138 million, up $37 million

“Our strong second quarter results validate the positive impact we have realized from the operational improvements we began in the second half of 2019 and accelerated earlier this year. We gained momentum as the quarter progressed, experiencing increased demand and an improving structural products commodity market compared to the lower sales volume and gross margins we saw in April due to the pandemic,” Mitch Lewis, President and Chief Executive Officer, stated. “The market recovery through the quarter resulted in relatively flat net sales compared to last year, while we continued our positive trends recording gross margin improvement and growing Adjusted EBITDA by 24% to $31 million compared to $25 million last year.”

Mr. Lewis continued, “The numerous actions we undertook in response to the COVID-19 pandemic also contributed to the successful financial results this quarter. Ensuring a safe and healthy workplace environment for our associates continues to be our highest priority. I am proud of how well our associates have managed the challenges and opportunities that have arisen during these trying times and we are focused on continuing to effectively support our nation’s essential infrastructure needs in partnership with our customers and suppliers.”

2020 Second Quarter Financial Results Review

The Company reported net sales of $699 million for the second quarter of 2020, compared to $706 million for the prior year period. Net sales were up $9 million when excluding $16 million from the prior year period related to the discontinued siding line. Net sales were positively impacted by higher commodity prices, with $14 million of net sales growth attributable to commodity price inflation in the current period.

The Company recorded gross profit of $101 million during the second quarter, compared to $94 million in the prior year period, with a gross margin of 14.4% compared to 13.3% in the prior year period.

The Company recorded net income of $7 million for the second quarter, compared to $6 million in the prior year period. Second quarter 2020 net income includes one-time items totaling $3 million for restructuring, share-based compensation expense, and integration related charges. Net income in the prior year period included one-time gains from sales of real property of $10 million offset by one-time integration related charges, restructuring costs, and share-based compensation expense totaling $6 million. Excluding these one-time items, net income increased by $8 million year over year.

Adjusted EBITDA, which is a non-GAAP measure, was $31 million for the second quarter, compared to $25 million in the prior year period, up $6 million or 24%.

Cash provided by operating activities was $72 million, an improvement of $60 million over the prior year period, mainly attributable to improvement in gross profit and a net working capital reduction of approximately $43 million. Excess availability under the revolving credit facility and cash on hand was approximately $138 million as of quarter end, compared to $101 million as of the end of the prior year period.

First Six Months of 2020 Financial Results Review

The Company reported net sales of $1.4 billion in the first six months of 2020, compared to $1.3 billion in the prior year period. Net sales were up $64 million or 5% when excluding $48 million from the prior year period related to the discontinued siding line.

The Company recorded gross profit of $194 million during the first six months of 2020, compared to $180 million in the prior year period, with a gross margin of 14.3% compared to 13.4% in the prior year period, up 90 basis points.

The Company recorded net income of $6 million for the first six months of 2020, compared to a net loss of $0.4 million in the prior year period. Net income for the first six months of 2020 includes one-time items totaling $8 million for restructuring, share-based compensation, integration related costs, and gains from sales of real property. Net income from the prior year period included one-time items totaling $12 million for integration related charges, restructuring charges, and share-based compensation expense, offset by $10 million for one-time gains from sales of real property. Excluding these one-time items, net income increased by $12 million over the prior year period.

Adjusted EBITDA was $51 million for the first six months of 2020, compared to $42 million in the prior year period, up $9 million or 21%.

Cash provided by operating activities was $13 million, an improvement of $66 million over the prior year period, mainly attributable to improvement in gross profit and a net working capital reduction of approximately $28 million.

Business Update and Review of Market Conditions

As of the date of this release, our markets are still in various stages of re-opening following the shelter-in-place and non-essential business closure orders that were implemented in March and April. Infection, hospitalization and mortality rates from COVID-19 remain significant, and the Company cannot predict the trajectory of the virus over the remainder of 2020 and beyond. We expect that the pandemic, and business and social restrictions stemming from the pandemic, will continue to affect the broader economy, and potentially the U.S. housing industry.

While the long-term economic impacts of COVID-19 remain uncertain, to date the residential building products industry has proven to be resilient, rebounding from the significant declines experienced earlier during the pandemic. The Company has remained an “essential” business in all states in which it operates, allowing us to serve our customers while following strict health safety protocols across all our operations as recommended by the Centers for Disease Control and Prevention and state and local governments. During the quarter, our cross-functional COVID-19 Disaster Response Team implemented safety and hygiene protocols consistent with CDC and local guidance, and we took action on plans designed to reduce our cost structure, strengthen our balance sheet, and further increase liquidity in response to the pandemic.

Market conditions have improved with increases in single family housing starts, the return of the Builder’s Confidence Index to pre COVID-19 levels, and continued strong commodity markets. Cost containment actions and improvements to managing working capital not only contributed to the Company’s successful financial results in the second quarter but should also produce long-term, sustainable benefits.

During July, the Company’s sales volumes were positive relative to the prior year period, with increases in sales volume in both the structural and specialty categories. The Company also experienced July gross margins above its historical averages. This improvement was primarily driven by the increase in market pricing for structural products, which is currently trending well above July 2019 levels, but which may fluctuate significantly over the remainder of the quarter depending on various factors, including the impact of the pandemic on current market conditions.

2020 Second Quarter Conference Call with Accompanying Slide Presentation

BlueLinx will host a conference call on August 4, 2020, at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation.

Participants can access the live conference call via telephone at (877) 873-5864, using Conference ID # 3795155. Investors will also be able to access an archived audio recording of the conference call for one week following the live call by dialing (404) 537 3406, Conference ID # 3795155.

Investors can also listen to the live audio of the conference call and view the accompanying slide presentation by visiting the BlueLinx website, www.BlueLinxCo.com, and selecting the conference link on the Investor Relations page. After the conference call has concluded, an archived recording will be available on the BlueLinx website.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with GAAP. The Company also believes that presentation of certain non-GAAP measures may be useful to investors and may provide a more complete understanding of the factors and trends affecting the business than using reported GAAP results alone. Any non-GAAP measures used herein are reconciled to their most directly comparable GAAP measures herein or in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

Adjusted EBITDA

We define Adjusted EBITDA as an amount equal to net income plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including compensation expense from share-based compensation, one-time charges associated with the legal and professional fees and integration costs related to the Cedar Creek acquisition, and gains on sales of properties including amortization of deferred gains.

We present Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance and, we believe, helps to enhance investors’ overall understanding of the financial performance and cash flows of our business. We believe Adjusted EBITDA is helpful in highlighting operating trends. We also believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. However, Adjusted EBITDA is not a presentation made in accordance with GAAP, and is not intended to present a superior measure of our financial condition from those measures determined under GAAP. Adjusted EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

About BlueLinx Holdings Inc.

BlueLinx (NYSE: BXC) is a leading wholesale distributor of building and industrial products in the United States with over 50,000 branded and private-label SKUs, and a broad distribution footprint servicing 40 states. BlueLinx has a differentiated distribution platform, value-driven business model and extensive cache of products across the building products industry. Headquartered in Marietta, Georgia, BlueLinx has approximately 2,000 associates and distributes its comprehensive range of structural and specialty products to approximately 15,000 national, regional, and local dealers, as well as specialty distributors, national home centers, industrial, and manufactured housing customers. BlueLinx encourages investors to visit its website, www.BlueLinxCo.com, which is updated regularly with financial and other important information about BlueLinx.

Contacts:
Investors:
Kelly C. Janzen, SVP, CFO & Treasurer
BlueLinx Holdings Inc.
(770) 953-7000

Mary Moll, Investor Relations
(866) 671-5138
investor@bluelinxco.com

Forward-looking Statements
This press release contains forward-looking statements. Forward-looking statements include, without limitation, any statement that predicts, forecasts, indicates or implies future results, performance, liquidity levels or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will be,” “will likely continue,” “will likely result” or words or phrases of similar meaning. The forward-looking statements in this press release include statements about the COVID-19 pandemic and our response thereto, including statements about the potential trajectory of the pandemic and the potential effects of the pandemic on the U.S. housing industry and broader economy; market conditions and the response of the building products industry to the pandemic; and the potential future benefits of our cost containment actions and working capital improvements.

Forward-looking statements in this press release are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties include those listed under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 28, 2019, and those discussed in our Quarterly Reports on Form 10-Q and in our periodic reports filed with the SEC from time to time. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors that may cause these differences include, among other things: the COVID-19 pandemic and other contagious illness outbreaks and their potential effects on our industry, suppliers and supply chain, and customers, and our business, results of operations, cash flows, financial condition, and future prospects; our ability to integrate and realize anticipated synergies from acquisitions; loss of material customers, suppliers, or product lines in connection with acquisitions; operational disruption in connection with the integration of acquisitions; our indebtedness and its related limitations; sufficiency of cash flows and capital resources; our ability to monetize real estate assets; fluctuations in commodity prices; adverse housing market conditions; disintermediation by customers and suppliers; changes in prices, supply and/or demand for our products; inventory management; competitive industry pressures; industry consolidation; product shortages; loss of and dependence on key suppliers and manufacturers; import taxes and costs, including new or increased tariffs, anti-dumping duties, countervailing duties, or similar duties; our ability to successfully implement our strategic initiatives; fluctuations in operating results; sale-leaseback transactions and their effects; real estate leases; changes in interest rates; exposure to product liability claims; our ability to complete offerings under our shelf registration statement on favorable terms, or at all; changes in our product mix; petroleum prices; information technology security and business interruption risks; litigation and legal proceedings; natural disasters and unexpected events; activities of activist stockholders; labor and union matters; limits on net operating loss carryovers; pension plan assumptions and liabilities; risks related to our internal controls; retention of associates and key personnel; federal, state, local and other regulations, including environmental laws and regulations; and changes in accounting principles. Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
	(In thousands, except per share data)
Net sales	$698,776	$706,448	$1,360,846	$1,345,149
Cost of sales	597,956	612,281	1,166,817	1,164,937
Gross profit	100,820	94,167	194,029	180,212
Gross margin	14.4%	13.3%	14.3%	13.4%
Operating expenses:
Selling, general, and administrative	69,710	70,150	143,314	139,235
Depreciation and amortization	7,063	7,503	14,698	14,831
Gains from sales of property	—	(9,760)	(525)	(9,760)
Other operating expenses	1,962	3,951	6,127	9,276
Total operating expenses	78,735	71,844	163,614	153,582
Operating income	22,085	22,323	30,415	26,630
Non-operating expenses (income):
Interest expense, net	11,535	13,717	25,915	27,118
Other (income) expense, net	417	(45)	180	105
Income (loss) before provision for (benefit from) income taxes	10,133	8,651	4,320	(593)
Provision for (benefit from) income taxes	3,438	2,350	(1,588)	(175)
Net income (loss)	$6,695	$6,301	$5,908	$(418)

Basic income (loss) per share	$0.71	$0.67	$0.63	$(0.04)
Diluted income (loss) per share	$0.71	$0.67	$0.63	$(0.04)

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 27, 2020	December 28, 2019
	(In thousands, except share data)
ASSETS
Current assets:
Cash	$11,530	$11,643
Receivables, less allowances of $3,911 and $3,236, respectively	264,642	192,872
Inventories, net	313,979	345,806
Other current assets	26,509	27,718
Total current assets	616,660	578,039
Property and equipment, at cost	308,616	308,067
Accumulated depreciation	(122,123)	(112,299)
Property and equipment, net	186,493	195,768
Operating lease right-of-use assets	50,802	54,408
Goodwill	47,772	47,772
Intangible assets, net	22,591	26,384
Deferred tax assets	54,494	53,993
Other non-current assets	20,292	15,061
Total assets	$999,104	$971,425
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$158,920	$132,348
Accrued compensation	11,140	7,639
Current maturities of long-term debt, net of debt issuance costs of $74 and $74, respectively	2,176	2,176
Finance lease liabilities - short-term	5,958	6,486
Operating lease liabilities - short-term	6,633	7,317
Real estate deferred gains - short-term	4,040	3,935
Other current liabilities	11,011	11,222
Total current liabilities	199,878	171,123
Non-current liabilities:
Long-term debt, net of debt issuance costs of $10,915 and $12,481, respectively	377,880	458,439
Finance lease liabilities - long-term	266,622	191,525
Operating lease liabilities - long-term	44,169	47,091
Real estate deferred gains - long-term	79,984	81,886
Pension benefit obligation	22,109	23,420
Other non-current liabilities	26,710	24,024
Total liabilities	1,017,352	997,508
Commitments and Contingencies
STOCKHOLDERS' DEFICIT:
Common Stock, $0.01 par value, 20,000,000 shares authorized, 9,461,412 and 9,365,768 outstanding on June 27, 2020 and December 28, 2019, respectively	95	94
Additional paid-in capital	262,587	260,974
Accumulated other comprehensive loss	(34,250)	(34,563)
Accumulated stockholders’ deficit	(246,680)	(252,588)
Total stockholders’ deficit	(18,248)	(26,083)
Total liabilities and stockholders’ deficit	$999,104	$971,425

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 27, 2020	June 29, 2019
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$5,908	$(418)
Adjustments to reconcile net income (loss) to cash provided by (used in) operations:
Benefit from income taxes	(1,588)	(175)
Depreciation and amortization	14,698	14,831
Amortization of debt issuance costs	1,903	1,614
Gains from sales of property	(525)	(9,760)
Amortization of deferred gain	(1,967)	(1,902)
Share-based compensation	1,858	1,341
Changes in operating assets and liabilities:
Accounts receivable	(71,770)	(53,608)
Inventories	31,827	(16,800)
Accounts payable	26,572	25,672
Prepaid and other current assets	(3,200)	(8,078)
Other assets and liabilities	9,185	(5,766)
Net cash provided by (used in) operating activities	12,901	(53,049)

Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	6,009
Proceeds from sale of assets	102	10,758
Property and equipment investments	(1,752)	(1,784)
Net cash (used in) provided by investing activities	(1,650)	14,983

Cash flows from financing activities:
Borrowings on revolving credit facilities	350,236	365,519
Repayments on revolving credit facilities	(354,509)	(329,683)
Repayments on term loan	(77,852)	(31,899)
Proceeds from real estate financing transactions	78,263	44,822
Debt financing costs	(2,665)	(2,359)
Repurchase of shares to satisfy employee tax withholdings	(254)	(208)
Principal payments on finance lease liabilities	(4,583)	(4,403)
Net cash (used in) provided by financing activities	(11,364)	41,789

Net change in cash	(113)	3,723
Cash at beginning of period	11,643	8,939
Cash at end of period	$11,530	$12,662

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS
(Unaudited)

The following schedule reconciles net income (loss) to Adjusted EBITDA:

	Quarter Ended		Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
	(In thousands)
Net income (loss)	$6,695	$6,301	$5,908	$(418)
Adjustments:
Depreciation and amortization	7,063	7,503	14,698	14,831
Interest expense, net	11,535	13,717	25,915	27,118
Provision for (benefit from) income taxes	3,438	2,350	(1,588)	(175)
Amortization of deferred gain	(984)	(951)	(1,967)	(1,902)
Gain from sales of property	—	(9,760)	(525)	(9,760)
Share-based compensation expense	854	635	1,858	1,341
Merger and acquisition costs (1)	609	4,193	1,680	8,773
Restructuring and other (2)	1,994	950	5,089	1,731
Adjusted EBITDA	$31,204	$24,938	$51,068	$41,539

(1) Reflects primarily legal, professional and other integration costs related to the Cedar Creek acquisition
(2) Reflects costs related to our restructuring efforts, such as severance, net of other one-time non-operating items